EXHIBIT 99.1

2004-5

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON SELLS $200 MILLION OF THREE-YEAR SENIOR NOTES

HOUSTON (March 15, 2004) — Cooper Cameron Corporation has sold, under its existing shelf registration, $200 million of fixed-rate senior notes due April 15, 2007. Closing is scheduled for March 18, 2004.

     The notes carry a coupon rate of 2.65 percent and were priced at a discount to yield 2.673 percent. Total gross proceeds from the offering will be $199.9 million. The proceeds, along with available cash balances, are expected to be used to repurchase approximately $260 million of zero-coupon convertible debentures that holders may require the Company to repurchase in May 2004.

     These securities are being sold pursuant to Cooper Cameron’s existing effective registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     A prospectus supplement for the offering may be obtained from ABN Amro Inc., 55 East 52nd Street, New York, NY 10055 (212-409-7563) or UBS Investment Bank, 299 Park Avenue, New York, NY 10171 (212-821-3000).

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and also provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com